NEWS RELEASE

The Hartford Names Amy Stepnowski Chief Investment Officer, President Of Hartford Investment Management Company

Change in leadership reflects Brion Johnson’s decision to retire at end of 2020; Johnson to serve in advisory role starting Aug. 1

HARTFORD, Conn., June 30, 2020 – The Hartford has appointed Amy Stepnowski to the positions of Chief Investment Officer of The Hartford and President of Hartford Investment Management Company (HIMCO) effective Aug. 1. She will succeed Brion Johnson who will remain with the company in an advisory capacity through the end of the year.

“Amy has an impressive investment background with deep knowledge of a wide variety of sectors, and is a respected leader and mentor among HIMCO employees,” said The Hartford’s Chairman and CEO Christopher Swift. “She has a proven track record of delivering on The Hartford’s strategic priorities and goals. As Chief Investment Offer and President of HIMCO, Amy will continue to execute on our objectives of achieving strong investment performance and return value to shareholders with balanced risk-taking.”

Swift added, “We thank Brion for his many contributions, especially overseeing the company’s investment strategy during a period of transformation. He is highly respected for his versatility as an investment executive and a role model for leadership, and has built a strong, capable team that is well-positioned for an outstanding future. Under his leadership, HIMCO and The Hartford maintained strong investment performance and exceeded strategic goals. Brion also oversaw the run-off annuity business, Talcott Resolution, and was instrumental in its sale in 2018, which was a major milestone for The Hartford.”

Stepnowski is currently managing director and head of Public Credit Research at HIMCO, where she has worked since 2008 in roles of increasing scope and responsibility. She joined the company as a vice president and senior research analyst for emerging markets, and then moved to the high yield team where she covered a wide range of industries including media, energy and power. Prior to joining the company, Stepnowski worked for 12 years specializing in Latin American corporate and project finance at J.P. Morgan Chase & Co., where she worked most recently as a managing director. Stepnowski holds a bachelor’s degree in political science and Spanish from Yale, and has completed Executive Education programming at Dartmouth’s Tuck School of Business.

Johnson joined the company in October 2011 as chief financial officer and head of strategy for planning and development at HIMCO. He held roles of increasing responsibility, including his position as head of Talcott Resolution.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at @TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

About HIMCO

Hartford Investment Management Company (HIMCO) has been providing investment advice for over 35 years. With more than 130 investment professionals and approximately $95 billion in assets under management across the fixed income, equity and alternatives markets, we deliver tailored strategies to insurance, sub-advisory and other institutional clients.

HIMCO’s investment philosophy is centered on the pursuit of investment excellence and centered on each client’s success. Our mission is to provide tailored investment solutions to our clients, balancing innovation with disciplined risk management, conviction with deliberation and fundamental research with macroeconomic insight. We base our work on a foundation of uncompromising integrity.
We utilize a balanced top-down, bottom up investment process, with macro strategy, sector rotation and security selection as the three main sources of performance. A consistent quantitative framework in conjunction with qualitative inputs and disciplined fundamental analysis inform portfolio construction. Finally, risk management is integrated into our process to help achieve consistent outcomes.

Our broad capability set allows HIMCO to customize strategies for individual client needs while navigating various market environments. We offer holistic as well as sector-specific capabilities to enhance your portfolio.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2019 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued. From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_PR and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact:	Investor Contact:
Matthew Sturdevant	Susan Spivak Bernstein
860-547-8664	860-547-8664
matthew.sturdevant@thehartford.com	susan.spivak@thehartford.com